DYNAMIC SHARES LLC ANNOUNCES CHANGE IN OWNERSHIP STRUCTURE

Proprietary Trading Firm Takes On Larger Ownership Share In Sponsor of Short Volatility ETF

CHICAGO, IL, MARCH 31, 2022 — Effective April 1, 2022, the ownership of Dynamic Shares LLC, the Sponsor of the Dynamic Short Short-Term Volatility Futures ETF (ticker: WEIX),has changed.  Commencing on April 1st, the equity of the Sponsor will be owned on an equal basis by Dynamic Holdings, LLC and DC Jet Investments Inc, a subsidiary of ARB Sustained Holdings LP.  Previously, Dynamic Holdings, LLC owned 85% of the equity of the Sponsor and DC Jet Investments Inc. owned 15% of the equity of the Sponsor.  Weixuan Zhang will remain the Chief Executive Officer of the Sponsor.

“We are excited to take on a greater ownership stake of Dynamic Shares, pursuant with our goal of expanding our ETF offerings in the coming months.” said Amnon Baazov, Chief Investment Officer and Co-Founder of Dynamic Shares. “Using the skills and technologies we have honed in our proprietary trading firm, we believe we can expand on the ETF product offerings of Dynamic Shares and create value for both investors and Dynamic Shares.”

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DYNAMIC SHARES MEDIA CONTACT:
Caroline Durant, FLX Media
Caroline.DuRant@flxdst.com
(M) 803.464.7776

The Fund is not a mutual fund or other investment company, as defined in the Investment Company Act of 1940. Shareholders do not have the protections associated with the ownership of shares in an investment company registered under the 1940 Act.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund before investing. The prospectus contains this and other information about the Fund. A copy of the Fund’s prospectus is available at https://dynamicsharesetf.com/weix/prospectus or by calling Shareholder Services at 1-800-773-3863. The prospectus should be read carefully before investing. Current and future holdings are subject to change and risks.

Important Risk Information:

An investment risk in the Fund is subject to investment risks, including the possible loss of some or the entire principal amount invested. There can be no assurance that the Fund will be successful in meeting its investment objective. Investment in the Fund is also subject to the following risks (among others): Algorithm Risk: the algorithm’s predictions concerning the movement in price of VIX Futures Contracts may not anticipate actual market movements, and these predictions may affect the return on your investment. Investment Objective Risk: The Fund seeks to achieve its investment objective even if it will cause the value of the shares to decline.  Derivatives Risk: Gains or losses in VIX Future Contracts, derivative contracts in which the Fund invests, may be magnified and may be much greater than the derivative’s original cost.  Sponsor Risk: The sponsor will not materially modify the algorithm described in the prospectus after the prospected us declared effective by the SEC, even if the algorithm is unsuccessful and fails in its objective to better manage risks by causing the Fund to maintain lower notional exposure to VIX Futures Contracts during periods where such exposure would cause the Fund to incur losses and maintain similar notional exposure to VIX Futures Contracts during periods where exposure would cause the Fund to make profits.
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The Fund is not appropriate for all investors and presents different risks than other funds.  The Fund includes risks relating to investing in and seeking exposure to VIX Futures Contracts. An investor should only consider an investment in the Fund if they understand the consequences of seeking exposure to VIX Futures Contracts.  The Fund uses leverage and is riskier than sim exchange-traded funds that do not use leverage.  An investor should only consider an investment in the Fund if they understand the consequences of seeking daily inverse leveraged investment results.  The performance of the Fund can be expected to be very different from the performance of the VIX.  The Fund’s investments may be illiquid and/or highly volatile and the Fund may experience large losses from buying, selling, or holding such investments. An investor in the Fund could potentially lose the full principal value of their investment within a single day.  Shareholders who invest in the Fund should actively manage and monitor their investment, as frequently as daily.

Because of the frequency with which the Fund expects to roll VIX Futures Contracts, the impact of contango or backwardation may be greater than the impact would be if the Fund experiences less portfolio turnover. An extended period of backwardation in the VIX Futures Contracts markets could cause the Fund to incur significant and sustained losses.

More information about these risks and others can be found in the Fund’s prospectus.

The Dynamic Short Short-Term Volatility ETF is distributed by Capital Investment Group, Inc., Member FINRA/SIPC, 100 E. Six Forks Road, Suite 200, Raleigh, North Carolina, 27809. There is no affiliation between Dynamic Shares, LLC, sponsor of the Fund, including their principals and Capital Investment Group, Inc.

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